John H. Lively
The Law Offices of John H. Lively & Associates, Inc.
A Member Firm of The 1940 Act Law Group
2041 West 141st Terrace, Suite 119
Leawood, KS  66224
Phone: 913.660.0778   Fax: 913.660.9157
 john.lively@1940actlawgroup.com

February 22, 2010

Gardner Lewis Investment Trust
285 Wilmington-West Chester Pike
Chadds Ford, PA 19317

Ladies and Gentlemen:

We hereby consent to the use of our name and to the reference to our firm under the caption “Management of the Fund – Legal Counsel” in each Statement of Additional Information for the series portfolios of Gardner Lewis Investment Trust (the “Trust”), which is included in Post-Effective Amendment No. 35 to the Registration Statement under the Securities Act of 1933, as amended (No. 33-53800), and Amendment No. 36 to Registration Statement under the Investment Company Act of 1940, as amended (No. 811-07324), on Form N-1A of the Trust.

Sincerely,

The Law Offices of John H. Lively & Associates, Inc.